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                                                                      EXHIBIT 16

December 1, 2000

                                   BDO SEIDMAN, LLP Accountants and Consultants
                                   International Place
                                   100 S.E. 2nd Street, Suite 2200
                                   Miami, Florida 33131
                                   Telephone: (305) 381-8000 Fax: (305) 374-1135
                                   Voice Mail: (305) 381-7832


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on November 16, 2000, filed on November 20,2000 by our former client, Med/Waste, Inc. (Commission No. 0-22294). We agree with the statements made in response to that Item insofar as they relate to our Firm, except as follows:

1. Item 304(a)(1)(iv)(b) of Regulation S-B requires disclosure of events wherein the former accountant has advised the registrant that the internal accounting controls necessary for the registrant to develop reliable financial statements do not exist. In that regard, by letter dated August 26, 1999, BDO communicated to the audit committee of the registrant of the material weaknesses in internal controls for the year ended December 31,1998 in the following areas:

         o Appropriate level of review and approval for certain accounting entries and transactions

         o Adequate procedures for appropriately assessing and applying accounting principles.

Very truly yours,


BDO Seidman, LLP
Original manually signed

CC: George Mas